Exhibit 99.1

Media Contact: Kimberly Kuo Senior Vice President of Public Affairs, Communications and Communities 704-763-3245

Symbol: COKE
February 1, 2016	Quoted: The NASDAQ Stock Market (Global Select
Market)

Coca-Cola Consolidated Announces Senior Leadership Changes

CHARLOTTE, N.C. – Coca-Cola Bottling Co. Consolidated (the “Company”) announced today that it has appointed Robert G. Chambless, James E. Harris and David M. Katz as Executive Vice Presidents of the Company and has appointed Clifford M. Deal, III, as Senior Vice President, Chief Financial Officer of the Company, all effective April 1, 2016.

“We are blessed to have a very talented executive leadership team,” said Coca-Cola Consolidated Chairman and CEO J. Frank Harrison, III. “With our ongoing growth, we have made changes to help ensure future growth and excellence as we serve more consumers, customers, communities and employees.”

Robert G. Chambless has been named Executive Vice President, Franchise Strategy and Operations. In this role, Mr. Chambless will oversee all of the Company’s sales, marketing and distribution operations. Mr. Chambless was most recently the Senior Vice President, Sales, Field Operations and Marketing and has served in various roles since joining the Company in 1986.

James E. Harris has been named Executive Vice President, Business Transformation. In this role, Mr. Harris will oversee the Company’s ongoing growth through acquisition of additional distribution territory as well as other key Company strategic initiatives. Mr. Harris has served as Chief Financial Officer since joining the Company in January 2008.

David M. Katz has been named Executive Vice President, Human Resources and Product Supply and Assistant to the Chairman. In this role, Mr. Katz will oversee the Company’s Human Resources and Product Supply groups and continue to support the Chairman’s office in various strategic initiatives. Mr. Katz joined the Company in January 2013 as a Senior Vice President. Prior to joining the Company, Mr. Katz served in multiple roles with Coca-Cola Refreshments and its predecessor, Coca-Cola Enterprises.

Clifford M. Deal, III has been named Senior Vice President, Chief Financial Officer, succeeding Mr. Harris in that role. Mr. Deal has been the Company’s Vice President and Treasurer since 1999. Mr. Deal served in various other roles since joining the Company in 1993 including roles within the Tax and Human Resources Departments. Prior to joining the Company, he also worked for eight years in various positions in public accounting with PricewaterhouseCoopers.

Charlotte-based Coca-Cola Consolidated is the nation’s largest independent Coca-Cola bottler.

Learn more about Coca-Cola Consolidated at www.cokeconsolidated.com, and be sure to follow us on Facebook, Twitter and Instagram.

—Enjoy Coca-Cola—